Exhibit 4.4

OMNIBUS WARRANT AMENDMENT

This OMNIBUS WARRANT AMENDMENT (this “Amendment”) is dated as of June 26, 2025 (the “Effective Date”) by and among Matinas Biopharma Holdings, Inc., a Delaware corporation (the “Company”), and the warrant holders signatory hereto (each a “Warrant Holder” and collectively, the “Warrant Holders”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Warrants (as defined below).

R E C I T A L S

WHEREAS, the Warrant Holders are holders of those certain warrants, as listed on Exhibit A attached hereto, issued by the Company pursuant to the Securities Purchase Agreement, dated as of February 13, 2025 (the “Warrants”);

WHEREAS, the Company and the Warrant Holders desire to amend the term of such Warrants as set forth below; and

WHEREAS, pursuant to Section 5(m) of each of the Warrants, each Warrant may be modified or amended with the written consent of the Company and the Warrant Holder.

NOW THEREFORE, in consideration of the foregoing and of the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.	Amendment. Section 3(b)(i)(B) in each of the Warrants is hereby deleted in its entirety and replaced with the following:

“B.	[Intentionally Omitted].”

2.	Remaining Provisions. Except as expressly modified by this Amendment, the Warrants are in all respects ratified and confirmed and all terms, conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment of any other term or condition of the Warrant or any of the documents referred to therein.

3.	Effect of Amendment. This Amendment shall form a part of each Warrant for all purposes, and each party thereto and hereto shall be bound hereby. From and after the Effective Date of this Amendment, any reference to each Warrant shall be deemed a reference to each Warrant as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the Effective Date of this Amendment by the parties hereto.

4.	Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

5.	Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Purchase Agreement.

6.	Headings. The headings in this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

7.	Severability. If any provision of this Amendment shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Amendment or the validity or enforceability of this Amendment in any other jurisdiction.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be duly executed and delivered by its authorized signatory, as of the date set forth below.

COMPANY:

MATINAS BIOPHARMA HOLDINGS, INC.

By:
Name:	Jerome D. Jabbour
Title:	Chief Executive Officer

WARRANT HOLDERS:

[_____________]

By:
Name:
Title:

[_____________]

By:
Name:
Title:

[_____________]

By:
Name:
Title:

[_____________]

By:
Name:
Title:

EXHIBIT A